                                    Exhibit 5



May 8, 2001



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Dear Sirs:

         I am Vice President and Associate General Counsel of Quest Diagnostics Incorporated (the Company) and am familiar with the preparation and filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, with respect to the registration of 3,000,000 additional shares of the Company's Common Stock, $.01 par value, which may be sold by the Company pursuant to its 1999 Employee Equity Participation Program (the "EEPP").

         In this connection, I have examined the originals, or copies certified to my satisfaction, of such corporate records of the Company, certificates of public officials and officers of the Company, and other documents as I deemed pertinent as a basis for the opinions hereinafter expressed.

         Based upon the foregoing, and having regard for such legal consideration as I have deemed relevant, I am of the opinion that:

         1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

         2. The shares of the Company's Common Stock to be sold by the Company pursuant to the EEPP will be duly authorized, validly issued, fully paid and non-assessable.

         3. The EEPP is not a qualified plan under Section 401 (a) of the Internal Revenue Code of 1986, as amended, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

         I consent to the filing of this opinion as an Exhibit to the Registration Statement referred to above.

                                       Very truly yours.

                                       /s/Leo C. Farrenkopf, Jr.


                                       Leo C. Farrenkopf, Jr.






                                       11